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                       [SULLIVAN & WORCESTER LETTERHEAD]



                                       May 7, 1998


Affiliated Community Bancorp, Inc.
716 Main Street
Waltham, Massachusetts 02154
Attention: Timothy J. Hansberry
           President and Chief Executive Officer


Ladies and Gentlemen:


     In connection with the registration by UST Corp., a Massachusetts corporation (the "BUYER"), of shares of Buyer Common Stock for issuance in connection with the Affiliation Agreement and Plan of Reorganization dated as of December 15, 1997, by and among the Buyer, Mosaic Corp., a Massachusetts corporation and wholly owned subsidiary of the Buyer ("MERGER SUBSIDIARY"), and Affiliated Community Bancorp, Inc., a Massachusetts corporation (the "SELLER"), which agreement, as amended, and all other agreements expressly contemplated thereby, are collectively referred to herein as the "AGREEMENT", this opinion is furnished to you to be filed as Exhibit 8(b) to the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT") filed on the date hereof with the Securities and Exchange Commission. Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement or in the Agreement, as the context may require. "CODE" shall mean the Internal Revenue Code of 1986, as amended, and "CONTROL" shall mean the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes (and each other class) of stock of a corporation.

     FACTS. Pursuant to the Agreement, the Seller will merge with and into Merger Subsidiary, and the separate corporate existence of the Seller will cease (the "MERGER"). Merger Subsidiary will be the surviving corporation in the Merger and will remain a wholly-owned subsidiary of the Buyer. For federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     ASSUMPTIONS. In rendering our opinions, we have with your permission assumed the accuracy of the following assumptions as of the Effective Time, and we have assumed that the Merger will be consummated pursuant to the terms of and in accordance with the Agreement.

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Affiliated Community Bancorp, Inc.
May 6, 1998
Page 2


A. The fair market value of the Buyer Common Stock and other consideration received by each Seller shareholder in the Merger will be approximately equal to the fair market value of the Seller stock surrendered in exchange therefor.

B. There is no plan or intention on the part of the shareholders of the Seller who own, directly or indirectly, a five percent (5%) or greater interest (by value) in the Seller, and to the best of the knowledge of the management of the Seller there is no plan or intention on the part of the remaining Seller shareholders, to sell, exchange or otherwise dispose of a number of shares of Buyer Common Stock received in the Merger that would reduce the Seller shareholders' ownership of such Buyer Common Stock to a number of shares having a value, as of the date of the Merger, which is less than fifty percent (50%) of the value of all the formerly outstanding stock of the Seller as of the same date. For purposes of this assumption, shares of Seller stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Buyer Common Stock will be treated as outstanding Seller stock on the date of the Merger. Moreover, shares of Seller stock and shares of Buyer stock held by Seller shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

C. Following the Merger, Merger Subsidiary will hold at least ninety percent (90%) of the fair market value of the net assets of the Seller and at least seventy percent (70%) of the fair market value of the gross assets of the Seller held immediately prior to the Merger. For purposes of this assumption, amounts paid by the Seller to dissenters, amounts paid by the Seller to shareholders who receive cash or other property in the Merger, amounts used by the Seller to pay reorganization expenses, and all redemptions and distributions made by the Seller immediately preceding the Merger (except for regular, normal dividends) are included as assets of the Seller held immediately prior to the Merger. Moreover, liabilities of the Seller to pay reorganization expenses are excluded from the computation of the fair market value of its net assets immediately prior to the Effective Time.

D.  The Buyer is in control of Merger Subsidiary.

E. Following the Merger, Merger Subsidiary will not issue additional shares of stock that would result in the Buyer losing control of Merger Subsidiary.

F. Merger Subsidiary has no plan or intention to issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Merger Subsidiary that, if exercised or converted, would result in the Buyer losing control of Merger Subsidiary.

G. Neither the Buyer nor Merger Subsidiary has any plan or intention, either directly or indirectly through an affiliate, to reacquire any of its stock issued in the Merger.


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Affiliated Community Bancorp, Inc.
May 6, 1998
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H.  The Buyer has no plan or intention to liquidate Merger Subsidiary.

I. Other than the Merger itself, the Buyer has no plan or intention to merge Merger Subsidiary with and into another corporation.

J. The Buyer has no plan or intention to sell or otherwise dispose of any of the stock of Merger Subsidiary, except for transfers permitted by Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code.

K. The Buyer has no plan or intention to cause or to permit the Merger Subsidiary to sell or otherwise dispose of any of the Seller's assets acquired in the Merger, except for (i) dispositions made in the ordinary course of business or transfers permitted by Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code, or
    (ii) the subsidiary bank merger contemplated by Section 2.12 of the Agreement.

L. The liabilities of the Seller assumed by Merger Subsidiary and the liabilities to which the transferred assets of the Seller are subject were incurred by the Seller in the ordinary course of its business.

M. Merger Subsidiary will continue the historic business of the Seller or use a significant portion of the Seller's business assets in a business.

N. Other than as provided in the Agreement, the Buyer, Merger Subsidiary, the Seller and the shareholders of the Seller have paid and will pay their respective expenses, if any, incurred in connection with the Merger.

O. Other than as provided in the Agreement, none among the Buyer, Merger Subsidiary, the Seller and the shareholders of the Seller has assumed, paid, or reimbursed the expenses of another, nor will any do so.

P. Other than as provided in the Agreement, no consideration for the Merger has been or will be provided by the Buyer or an affiliate of the Buyer to the Seller or the shareholders of the Seller.

Q. No dividends or distributions will be made with respect to the stock of the Seller immediately preceding or in contemplation of the Merger, other than regular normal dividends.

R. There is no intercorporate indebtedness existing between or among any of the Buyer, the Seller, or Merger Subsidiary that was issued, acquired, or will be settled at a discount.


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Affiliated Community Bancorp, Inc.
May 6, 1998
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S.  None of the Buyer, Merger Subsidiary, and the Seller is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

T. None of the Buyer, Merger Subsidiary, and the Seller is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

U. Each of the fair market value and aggregate tax bases of the assets of the Seller transferred to Merger Subsidiary will equal or exceed the sum of the liabilities assumed by Merger Subsidiary, plus the amount of liabilities, if any, to which the transferred assets are subject.

V.  No stock of Merger Subsidiary will be issued in the Merger.

W. No shares of Seller stock are held either directly or indirectly by the Buyer or the Buyer Bank (other than Trust Account Shares and DPC Shares).

X. The payment of cash in lieu of fractional shares of Buyer Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Buyer of issuing fractional shares and does not represent separately-bargained-for consideration. The total cash consideration that will be paid in the Merger to the shareholders of the Seller instead of issuing fractional shares of Buyer Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the shareholders of the Seller in exchange for their shares of Seller stock. The fractional share interests of each shareholder of the Seller will be aggregated, and no shareholder of the Seller will receive, for such shareholder's fractional share interests, cash in an amount equal to or greater than the value of one full share of Buyer Common Stock.

Y. Any compensation paid by the Buyer or an affiliate of the Buyer to any shareholder-employee or shareholder-consultant of the Seller will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the compensation paid to any such shareholder-employee or shareholder-consultant of the Seller will be separate consideration for, or allocable to, any of his Seller shares. None of the Buyer Common Stock received by any such shareholder-employee or shareholder-consultant of the Seller pursuant to the Merger will be separate consideration for, or allocable to, any employment, consulting, or similar agreement or arrangement.

Z. The Seller is not and, within the past five (5) years has not been, a "United States real property holding corporation" as defined in Section 897 of the Code, and will supply to its foreign shareholders any required statements to that effect pursuant to Treasury Regulations Section 1.897-2(g)-(h).

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Affiliated Community Bancorp, Inc.
May 6, 1998
Page 5


     OPINIONS. Based on the foregoing facts and assumptions, and assuming the accuracy thereof, we are of the opinion that, for federal income tax purposes:

     1. The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     2. The Buyer, Merger Subsidiary, and the Seller will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     3. No gain or loss will be recognized by the Seller upon the transfer of its assets to Merger Subsidiary in the Merger. Sections 357 and 361 of the Code.

     4. No gain or loss will be recognized by a Seller stockholder as a result of the Merger, except (1) with respect to cash received by such stockholder in lieu of fractional shares of Buyer Common Stock (as discussed below) and (2) if a stockholder of the Seller receives cash in the Merger other than in lieu of a fractional share, then gain, if any, realized by such stockholder will be recognized only to the extent of such cash received. If a Seller stockholder's receipt of cash (other than cash in lieu of fractional shares) has the effect of a dividend distribution, then the amount of gain recognized that is not in excess of such stockholder's ratable share of the Seller's undistributed earnings and profits will be treated as a dividend.
        Section 356 of the Code. The determination of whether a stockholder's exchange has the effect of a dividend distribution will be made on a stockholder-by-stockholder basis, in accordance with the principles of CLARK V. COMMISSIONER, 489 U.S. 726 (1989). Section 356 of the Code.

     5. A Seller stockholder who receives cash in the Merger in lieu of a fractional share interest in Buyer Common Stock will be treated as if the fractional share interest was actually received by such stockholder as part of the Merger and then redeemed by Buyer, resulting in the cash that the stockholder receives in lieu of a fractional share interest being treated as having been received in full payment in a taxable sale of the stock redeemed as provided in
        Section 302(a) of the Code.

     6. The aggregate basis in the Buyer Common Stock received in the Merger by a Seller stockholder will equal such stockholder's basis in the Seller stock surrendered in exchange therefor, increased by any income or gain recognized in the Merger by such holder, and decreased by the cash received in the Merger by such holder (including cash received in lieu of fractional shares). Section 358 of the Code.

     7. The holding period of Buyer Common Stock to be received in the Merger by a Seller stockholder will include his holding period of the Seller stock surrendered in exchange therefor, provided that the Seller stock surrendered was held as a capital asset on the date of the Merger.
        Section 1223(1) of the Code.

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Affiliated Community Bancorp, Inc.
May 6, 1998
Page 6


No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above, and in particular, we express no opinion with respect to the state or local tax treatment of the Merger. In addition, no opinion is expressed concerning the consequences of canceling and retiring shares of Seller stock held either directly or indirectly by the Buyer or the Buyer Bank (other than Trust Account Shares and DPC Shares) pursuant to Section 2.06(b)(ii) of the Agreement.

     MISCELLANEOUS. The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.

     This opinion is not intended to satisfy the closing opinion required by
Section 6.03(d) of the Agreement, which closing opinion will be delivered at the Effective Time and be based upon executed representations made by the Buyer, the Seller, and certain Seller shareholders.

     This opinion is intended solely for the benefit and use of Affiliated Community Bancorp, Inc. and its shareholders, and it is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the captions "LEGAL OPINIONS" and "THE AFFILIATION - Certain Federal Income Tax Consequences". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Sullivan & Worcester LLP

                                       SULLIVAN & WORCESTER LLP